Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of Guilford Pharmaceuticals Inc. of our report dated January 8, 2004, with respect to the statements of revenue and direct expenses of the Aggrastat® Product Line of Merck & Co., Inc. for each of the years ended December 31, 2000, 2001 and 2002 which were filed as an exhibit to the current report on Form 8-K/A of Guilford Pharmaceuticals Inc. dated January 12, 2004.

/s/ Eisner LLP

New York, New York
December 7, 2004